UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 1, 2020

MICROCHIP TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-21184	86-0629024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2355 West Chandler Boulevard
Chandler, Arizona 85224-6199
(Address of principal executive offices)

(480) 792-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MCHP	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture

On or about December 1, 2020, Microchip Technology Incorporated (the “Company,” “Microchip,” “we,” “us” or “our”) issued approximately $665.5 million principal amount of 0.125% Convertible Senior Subordinated Notes due 2024 (the “2024 Notes”) in a private offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company used the proceeds from the sale of the 2024 Notes to repurchase certain of its 1.625% Convertible Senior Subordinated Notes due 2027 (the “2027 Notes”) and 2.250% Convertible Junior Subordinated Notes due 2037 (the “2037 Notes).

The 2024 Notes are governed by an indenture, dated as of December 1, 2020 (the “Indenture”), between Microchip and Wells Fargo Bank, National Association, as trustee. The 2024 Notes mature on November 15, 2024. Interest on the 2024 Notes accrues at a rate of 0.125% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2021. The 2024 Notes will mature on November 15, 2024 unless earlier repurchased by the Company or converted pursuant to their terms.

The initial conversion rate of the 2024 Notes is 5.3514 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), per $1,000 principal amount of 2024 Notes (which is equivalent to an initial conversion price of approximately $186.87 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate of the 2024 Notes by a number of additional shares for a holder that elects to convert its 2024 Notes in connection with such make-whole fundamental change, provided that in no event will the conversion rate per $1,000 principal amount of 2024 Notes exceed 7.4919 shares of Common Stock, subject to adjustment as provided in the Indenture.

Prior to the close of business on the business day immediately preceding August 15, 2024, the 2024 Notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on March 31, 2021 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the base conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of 2024 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the 2024 Notes for redemption, the 2024 Notes so called for redemption (or, at the Company’s election, all 2024 Notes), at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after August 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the 2024 Notes may convert all or any portion of their 2024 Notes, at any time irrespective of the foregoing conditions. Upon conversion, the 2024 Notes will be settled in cash, shares of Common Stock or any combination thereof, at the Company’s option.

The Company may not redeem the 2024 Notes prior to November 20, 2022 and no sinking fund is provided for the 2024 Notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of their 2024 Notes for cash at a price equal to 100% of the principal amount of the 2024 Notes to be purchased plus any accrued and unpaid interest thereon to, but excluding, the fundamental change purchase date.

The 2024 Notes are the Company’s general unsecured subordinated obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the 2024 Notes; equal in right of payment to any of the Company’s other indebtedness that is not so subordinated (other than the Company’s senior debt (as defined in the Indenture)); junior in right of payment to any of the Company’s senior debt; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The following events are considered “events of default” with respect to the 2024 Notes, which may result in the acceleration of the maturity of the 2024 Notes:

(1) the Company defaults in any payment of interest on any 2024 Note when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any 2024 Note when due and payable on the maturity date, upon any optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the 2024 Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for three business days;

(4) failure by the Company to give a fundamental change notice when due, and such failure continues for five business days, or notice of a specified corporate transaction when due, and such failure continues for two business days;

(5) failure by the Company to comply with its obligations under the Indenture with respect to certain consolidations, mergers and sales of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the 2024 Notes or the Indenture for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the 2024 Notes then outstanding has been received;

(7) default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in each case, such acceleration has not been rescinded or annulled or such failure to pay or default has not been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the 2024 Notes then outstanding in accordance with the Indenture; or

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the relevant Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding 2024 Notes, by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the 2024 Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the 2024 Notes will automatically become due and payable. Upon such acceleration, such principal and accrued and unpaid interest on the 2024 Notes, if any, will be due and payable immediately.

The foregoing description of the Indenture and the 2024 Notes does not purport to be complete and is qualified in its entirety by reference to the text of the Indenture relating to the issuance of the 2024 Notes, and the Form of 0.125% Convertible Senior Subordinated Note due 2024, which are filed as Exhibits 4.1, and 4.2, respectively, hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On or about December 1, 2020, the Company exchanged approximately (i) $49.0 million in cash and an aggregate of 1,613,698 shares of Common Stock for $90.0 million in aggregate principal amount of the 1.625% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes”) and accrued and unpaid interest thereon, (ii) $158.2 million in cash, an aggregate of 2,983,858 shares of Common Stock and $601.5 aggregate principal amount of 2024 Notes for $588.8 million in aggregate principal amount of the 2027 Notes and accrued and unpaid interest thereon and (iii) $227.7 million in cash, an aggregate of 3,872,088 shares of Common Stock and $64.0 aggregate principal amount of 2024 Notes for $407.7 million in aggregate principal amount of the 2037 Notes and accrued and unpaid interest thereon, in each case pursuant to privately-negotiated agreements with certain holders of the outstanding 2025 Notes, 2027 Notes and 2037 Notes, as previously disclosed in the Company’s Current Report on Form 8-K filed on November 23, 2020 (collectively, the “Exchange Transactions”).

Microchip funded the cash portion of the Exchange Transactions with borrowings under that certain Amended and Restated Credit Agreement, dated as of May 29, 2018, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, and with existing cash and cash equivalents. Following the closings of the Exchange Transactions, $222.4 million in aggregate principal amount of the 2025 Notes, $455.5 million in aggregate principal amount of the 2027 Notes and $278.6 million in aggregate principal amount of the 2037 Notes remain outstanding.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Indenture, dated as of December 1, 2020, between Microchip Technology Incorporated and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 0.125% Convertible Senior Note due 2024 (included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROCHIP TECHNOLOGY INCORPORATED

Date: December 2, 2020	By:	/s/ J. Eric Bjornholt
	Name:	J. Eric Bjornholt
	Title:	Senior Vice President and Chief Financial Officer